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Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
STAR Telecommunications, Inc.,	)	Case No. 01-00830 (MFW)
)
Debtor.	)	Re: Docket No. 712

ORDER CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION OF THE
DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

        STAR Telecommunications, Inc. (the "Debtor"), having filed its voluntary petition for relief under chapter 11 of title 11 of the United States Code (as amended, the "Bankruptcy Code") on March 13, 2001 (the "Petition Date") commencing the above-captioned bankruptcy case (the "Chapter 11 Case"); and

        The Debtor having filed on June 12, 2002 the First Amended Plan of Liquidation of the Debtor and the Official Committee of Unsecured Creditors (as may be amended or modified by further Order of the Court, the "Plan")1 and the First Amended Disclosure Statement Accompanying Plan of Liquidation of the Debtor and the Official Committee of Unsecured Creditors (the "Disclosure Statement"); and

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan.

        The Debtor and/or its agent having served on or before June 21, 2002 the Plan and the Disclosure Statement on all holders of Class 3 Unsecured Claims against the Debtor, together with a solicitation of votes to accept or reject the Plan to those holders of Class 3 Claims, being the only Class entitled to vote; and

        The Debtor having filed the Affidavit of Yvette Hassman in Support of Tabulation of Ballots the ("Voting Affidavit"); and

        This Court, upon joint motion of the Plan Proponents, having entered the Order (A) Approving Disclosure Statement; (B) Approving Voting Procedures with Respect to Plan of Liquidation of the Debtors and the Official Committee of Unsecured Creditors; (C) Scheduling Certain Dates in Connection Therewith; (D) Extending Co-Exclusive Period to Solicit Votes on the Plan; and (E) Limiting Notice of Confirmation Hearing (the "Solicitation Order") fixing July 31, 2002 at 9:30 a.m. as the date and time of a hearing and pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 1126 and 1128 of the Bankruptcy Code to consider confirmation of the Plan (the "Confirmation Hearing"); and

        The Affidavit of Publication re: Docket No. 712 having been filed with this Court on June 26, 2002 with respect to the publication of notice of the Confirmation Hearing in The Wall Street Journal for national distribution on June 20, 2002; and

        The Debtor having filed the Affidavit of Gordon Hutchins, Jr. in Support of Confirmation of the Plan (the "Hutchins Affidavit"); and

        This Court having reviewed and/or having been advised regarding the Plan, the Disclosure Statement, any technical or non-material modifications to the Plan, and all filed objections and responses to, and statements and comments regarding the Plan; and

        This Court having heard the statements of counsel in support of and in opposition to Confirmation at the Confirmation Hearing, this Court having considered all testimony presented and evidence admitted by affidavits or otherwise at the Confirmation Hearing, and this Court having taken judicial notice of the papers and pleadings on file in the Chapter 11 Case; and

        This Court having heard the statements on the record at the Confirmation Hearing regarding the resolutions of certain of the objections to, and replies in support of, Plan confirmation, if any; and

        It appearing to this Court that (a) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby; and (b) the legal and factual bases set forth in the Hutchins Affidavit and the other papers and pleadings filed in connection with the Plan establish just cause for the relief granted herein;

        Now, therefore, this Court hereby makes and issues Findings of Fact, Conclusions of Law and Order Confirming First Amended Plan of Liquidation of the Debtor and the Official Committee of Unsecured Creditors as follows.2

2
This Order constitutes this Court's findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, as made applicable by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

Jurisdiction and Venue

        A.    On the Petition Date, the Debtor commenced the above-captioned Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

        B.    This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157(a) and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue in the District of Delaware was proper on the Petition Date and continues to be proper under 28 U.S.C. § 1408.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

        C.    Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code. The Plan complies with all applicable provisions of the Bankruptcy Code as required by 11 U.S.C. § 1129(a)(1), including, without limitation, 11 U.S.C. §§ 1122 and 1123. The Plan is dated and identifies the Debtors and the Official Committee of Unsecured Creditors (the "Committee") as proponents of the Plan. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, the Plan designates Classes of Claims and Interests, other than Administrative Claims and Priority Tax Claims. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. A reasonable basis exists for the classifications in the Plan. Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies all Claims and Interests that are not impaired and specifies the treatment of all Claims and Interests that are impaired. Article III of the Plan identifies Classes 1, 2, and 4 as unimpaired and Classes 3, 5 and 6 as impaired under the Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, the Plan also provides the same treatment for each Claim or Interest within a particular Class. Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for the Plan's implementation, as set forth in Article IV of the Plan. The Debtor will have, immediately upon the effectiveness of the Plan, sufficient Cash available to make all payments that are required to be made on the Effective Date pursuant to the terms of the Plan. Because the Debtor is liquidating pursuant to the terms of the Plan, there is no relevant application of sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code to the Plan.

        D.    Section 1129(a)(2)—Compliance of the Debtors with Applicable Provisions of the Bankruptcy Code. As required by 11 U.S.C. § 1129(a)(2), the Debtor and the Committee, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, including, without limitation, 11 U.S.C. §§ 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. In particular, the solicitation of votes to accept or reject the Plan was (a) in compliance with all applicable non-bankruptcy laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation and (b) solicited after disclosure to holders of Claims of "adequate information" as defined in 11 U.S.C. § 1125(a).

        E.    Section 1129(a)(3)—Proposal of Plan in Good Faith. The Debtor and the Committee proposed the Plan in good faith and not by any means forbidden by law. Moreover, the Plan itself, and the process leading to its formulation, provides independent evidence of the Plan Proponents' good faith. The Debtor and its current directors, officers, employees, agents, affiliates and professionals (acting in such capacity) have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code. Moreover, the Committee and its members, agents, and professionals (acting in such capacity) have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code.

        F.    Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable. Pursuant to section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtor or by any person acquiring property under the Plan, for services or for costs and expenses in, or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case to the extent of services provided before the Confirmation Date, has been, or will be before payment, disclosed to this Court. Any such payment made before the Confirmation Hearing is reasonable. Any such payment to be fixed after the Confirmation Hearing is subject to the approval of this Court as reasonable.

        G.    Section 1129(a)(5)—Disclosure of Identity and Affiliations of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy. Section 1129(a)(5) of the Bankruptcy Code is inapplicable because the Debtor is not reorganizing but instead is liquidating pursuant to the Plan. To the extent 11 U.S.C. § 1129(a)(5) applies to the Post Confirmation Estate, the Debtor has satisfied the requirements of this provision of the Bankruptcy Code by, among other things, disclosing Gordon Hutchins, Jr. as the Liquidating Trustee and disclosing the current and/or contemplated members of the Continuing Creditors' Committee.

        H.    Section 1129(a)(6)—Approval of Rate Changes. After the Plan is confirmed, no governmental regulatory commission will have jurisdiction over the rates of the Debtor because the Debtor is liquidating pursuant to the Plan.

        I.    Section 1129(a)(7)—Best Interests of Creditors and Interest Holders. With respect to each Impaired Class of Claims or Interests of the Debtor, each holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

        J.    Section 1129(a)(8)—Acceptance of the Plan by Each Impaired Class. Pursuant to section 1129(a)(8) of the Bankruptcy Code, (i) Classes 1, 2 and 4 are Unimpaired and, pursuant to 11 U.S.C. § 1126(f), are conclusively presumed to have accepted the Plan, and (ii) as set forth in the Voting Affidavit, Class 3 has accepted the Plan in accordance with 11 U.S.C. § 1126(c). Holders of Classes 5 and 6 Claims and Interests are deemed to have rejected the Plan.

        K.    Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code. The Plan provides for treatment of Administrative Claims and Priority Claims in the manner required by section 1129(a)(9) of the Bankruptcy Code. Specifically, with respect to Administrative Claims, on the later to occur of (i) the Effective Date or (ii) the date on which such Claim becomes an Allowed Claim, the Debtor (or Liquidating Trustee) shall pay each holder of an Allowed Administrative Claim the full amount thereof, without interest, in Cash. With respect to Priority Claims, on the later to occur of (i) the Effective Date or (ii) the date on which such Claim becomes an Allowed Claim, the Debtor or Liquidating Trustee shall pay each holder of a Priority Claim, without postpetition interest or penalty, in Cash, (a) the full amount thereof; or (b) such lesser amount as the holder of an Allowed Priority Claim and the Debtor might otherwise agree. With respect to Priority Tax Claims, the Plan provides that each holder of an Allowed Priority Tax Claim will be paid in respect of such Allowed Claim (a) the full amount thereof, without postpetition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim; or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtor might otherwise agree.

        L.    Section 1129(a)(10)—Acceptance by at Least One Impaired Class. As required by section 1129(a)(10) of the Bankruptcy Code and as indicated in the Voting Affidavit, at least one Class of Claims (specifically Class 3) that is impaired under the Plan has accepted the Plan, excluding votes cast by insiders.

        M.  Section 1129(a)(11)—Feasibility of the Plan. Section 1129(a)(11) of the Bankruptcy Code is inapplicable to the Plan, which provides for the liquidation of the Debtor's assets pursuant to the Plan. Moreover, Confirmation of the Plan is not likely to be followed by a chapter 7 liquidation of the Debtor. There will be sufficient funds to satisfy the obligations under the Plan and to fund the costs and expenses of the Liquidating Trust in accordance therewith.

        N.    Section 1129(a)(12)—Payment of Bankruptcy Fees. In accordance with section 1129(a)(12) of the Bankruptcy Code, Article III of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930 in Cash as such fees are due equal to the amount of such Claims.

        O.    Section 1129(a)(13)—Retiree Benefits. Section 1129(a)(13) of the Bankruptcy Code is inapplicable, as the Debtor does not have any obligations to pay "retiree benefits," as such term is defined in section 1114 of the Bankruptcy Code.

        P.    Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan is confirmed notwithstanding that Classes 5 and 6 are impaired and holders of such Claims and Interests are deemed to have rejected the Plan. The Plan does not discriminate unfairly and is fair and equitable with respect to the holders of Claims and Interests in Classes 5 and 6. There is no holder of a Claim or Interest that is junior to the Class 5 and Class 6 Claims and Interests who will receive or retain any property under the Plan on account of such Claim or Interest.

Treatment of Unimpaired Claims

        Q.    The provisions of the Plan with respect to the holders of Unimpaired Claims are fair and appropriate.

Satisfaction of Conditions to Confirmation

        R.    Each of the conditions precedent to the entry of this Confirmation Order has been satisfied or waived in accordance with the Plan.

        S.    Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, distribution and transfer of interests in the Liquidating Trust (to the extent 11 U.S.C. § 1146 applies); (ii) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, the securing of additional indebtedness by such means or by other means; (iii) the making, assignment or recording of any lease or sublease; or (iv) the making delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the Plan or this Confirmation Order, shall not be subject to any stamp, real estate transfer, personal property, recording or other similar tax, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any tax and to accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax.

Compliance with Section 1129 of the Bankruptcy Code

        T.    As set forth in Paragraph C through P of this Order, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

Settlements, Compromises, and Releases

        U.    All settlements and compromises that are embodied in the Plan are hereby approved as fair, equitable, reasonable and in the best interests of the Debtor and its estate, Creditors and holders of Interests, and such settlements and compromises shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a): (i) the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan and implemented by this Confirmation Order shall be, and hereby are, approved as equitable, reasonable and in the best interests of the Debtor, the Creditors, and Interest holders; (ii) the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principals of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise; and (iii) the settlement, compromise and release of any and all such rights pursuant to the Plan are in the best interests of the Debtor, its Creditors, and Interest holders, and shall be, and hereby are, approved as fair, equitable, and reasonable. All settlements and compromises of claims and causes of action against non-Debtor entities that may be embodied in the Plan, are approved herein as fair, equitable, reasonable and in the best interests of the Debtor, its Creditors, and Interest holders, shall be, and hereby are, effective and binding on each holder of a Claim and/or Interest who has accepted or who has been deemed to accept, the Plan and no other such holder of a Claim shall possess such standing to assert such claims or causes of action after the Effective Date.

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ORDER CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION OF THE
DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Confirmation of the Plan

        1.    The Plan and each of its provisions shall be, and hereby are, confirmed and approved in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan are incorporated by reference into, and are an integral part of, this Confirmation Order. Notwithstanding the foregoing, if there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control. All objections and responses to, and statements and comments regarding, the Plan, to the extent not already withdrawn or resolved pursuant to representations on the record at the Confirmation Hearing, shall be, and hereby are, overruled.

Effective Date

        2.    The Effective Date of the Plan shall be the first Business Day on which all conditions specified in Article VIII of the Plan have been satisfied or waived and no stay of the Confirmation Order is in effect. Notwithstanding anything in the Plan to the contrary, the Effective Date shall be no more than 60 days after the Confirmation Date.

Effects of Confirmation

        3.    Executory Contracts and Unexpired Leases Generally. Except as otherwise provided herein or in Article VII, Section A.2 of the Plan, all unexpired leases have either been rejected by order of the Court or by operation of law in accordance with the provisions of section 365 of the Bankruptcy Code. To the extent a motion to reject a lease of non-residential real property is pending and an order has not been entered by the Court on the Confirmation Date, the motion is deemed withdrawn and the lease is deemed rejected as of the expiration of the period to assume or reject leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code. Except as otherwise provided herein or in Article VII, Section A.2 of the Plan, on the Confirmation Date, all executory contracts not previously assumed or rejected by the Debtor shall be rejected automatically by the Debtor without further notice or order, in accordance with the provisions of section 365 and 1123 of the Bankruptcy Code, and the entry of this Order by this Court shall constitute approval of such rejections pursuant to 11 U.S.C. §§ 365(a) and 1123.

        4.    Claims for Rejection Damages. Each person who is a party to an executory contract not previously assumed or rejected by the Debtor and rejected pursuant to this Order, shall be entitled to File, not later than 30 days after the notice of entry of this Order or 30 days after such rejection if such rejection is deemed to occur after the Confirmation Date as provided herein, a proof of Claim for damages alleged to arise from the rejection of such executory contract, or be forever barred. A copy of such proof of Claim shall be Filed with the Claims Agent and served on the Liquidating Trustee in accordance with the notice provisions of the Plan, no later than 30 days after notice of entry of this Order or 30 days after such rejection if such rejection is deemed to occur after the Confirmation Date as provided herein. If the Claim becomes an Allowed Claim, then such Claim shall be classified as an Unsecured Claim and distributions shall be made in accordance with the provisions of the Plan.

        5.    Binding Nature of Plan. In accordance with section 1141 of the Bankruptcy Code, the Plan, its provisions, and this Confirmation Order are binding upon the Debtor, the Committee, the Liquidating Trust, the Liquidating Trustee, any other Entity created pursuant to the Plan, any Entity acquiring or receiving property under the Plan, any holder of a Claim or Interest, whether or not the Claim or Interest is Allowed under 11 U.S.C. § 502 or impaired under the Plan, and whether or not the holder of such Claim or Interest has filed, or is deemed to have filed, a proof of Claim or Interest or has accepted or rejected the Plan.

        6.    Transfer to the Liquidating Trust. Pursuant to section 1141 of the Bankruptcy Code, on the Effective Date, except as otherwise provided in the Plan, (a) all of the Property of the Estate, including all Rights of Action, is transferred and assigned to the Liquidating Trust to be administered by the Liquidating Trustee and (b) the transfer of title to Property of the Estate shall pass to the Liquidating Trust free and clear of all Claims and Interests, in accordance with section 1141 of the Bankruptcy Code, except for security interests and liens on the Property by holders of Allowed Secured Claims.

        7.    Injunctions. Notwithstanding Article X, Section A(iv) of the Plan and except as otherwise provided in the Plan or as may be limited by section 1141(d)(3) of the Bankruptcy Code, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability against the Debtor are permanently enjoined from (a) commencing or continuing in any manner any action or other proceeding against the Debtor, Liquidating Trustee, the Property, or the Liquidating Trust Assets, other than to enforce any right pursuant to the Plan to distribution; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets, other than as permitted pursuant to the Plan; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets; and (d) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Matters Relating to Implementation of the Plan

        8.    Immediate Effectiveness; Successors and Assigns. Immediately upon the entry of this Order, the terms of the Plan shall be, and hereby are, deemed binding upon and shall inure to the benefit of, the Debtor, the Committee, the Liquidating Trust and the heirs, executors, administrators, successors and/or assigns of any Entity named or referred to in the Plan.

        9.    Corporate Dissolution. Upon the Effective Date, the Debtor shall be deemed dissolved pursuant to the Delaware Corporation Law in effect in Delaware or other applicable state laws, as the same may be amended from time to time. The Liquidating Trustee shall have all the powers and responsibilities to wind up the affairs of the Debtor that devolve upon an administrator, liquidating agent or receiver under Delaware law or other applicable state laws, in addition to all the rights, powers and responsibilities conferred by the Bankruptcy Code, the Plan and the Liquidating Trust Agreement, provided, however, that any action taken with respect to the dissolution or wind-up of the Debtor must be consistent with the terms of the Plan and the Liquidating Trust Agreement, or such action shall be void and of no force or effect.

        10.  Liquidating Trustee. Effective on the Effective Date, Gordon Hutchins, Jr. is hereby approved as the Liquidating Trustee pursuant to the Plan to serve in such capacity in accordance with the Plan and the Liquidating Trust Agreement. Mr. Hutchins' compensation is set forth in the Liquidating Trust Agreement, which executed agreement has been filed with the Court.

        11.  Release of Liens. On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, all mortgages, deeds of trust, liens or other security interests against the property of the Estate shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interest shall revert to the Estate for the benefit of Creditors.

        12.  Sources of Cash for Plan Distribution. The funds required for the implementation of the Plan and the distributions thereunder shall be provided solely from the Distributable Proceeds.

        13.  Distributions. The distribution provisions of the Plan shall be, and hereby are, approved. The Debtor and the Liquidating Trustee, as the case may be, shall make all distributions required under the Plan. Subject to Bankruptcy Rule 9010, and except as provided in the Plan, distributions and deliveries to holders of Allowed Claims shall be made at the last known address set forth on such holder's proof of Claim Filed with the Claims Agent, or on the Schedules, if no proof of Claim has been filed. Holders of Claims may change the address to which distributions, if any, will be sent by furnishing written notice to the Liquidating Trustee, in accordance with the Plan. A proper notice of a change of address will be effective for a distribution if received at least 30 days in advance of such distribution date. If any distribution remains unclaimed for a period of 90 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Liquidating Trustee to be distributed to other Creditors in accordance with the Plan.

Prosecution of Objections to Claims

        14.  Article VI of the Plan is hereby approved. The Debtor and, after the Effective Date, the Liquidating Trustee, shall have the authority to file objections to, settle, compromise, withdraw or litigate to judgment any objections to Claims, in accordance with Plan and the Litigation Trust Agreement. Any proposed settlement of a Disputed Claim where the original face amount of the Claim is in excess of $100,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. The Liquidating Trustee may settle Claims where the allowed amount is less than $100,000 without Bankruptcy Court approval, provided that the Continuing Creditors' Committee shall have 10-days notice of all proposed settlements where the proposed Allowed Claim exceeds $5,000. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Case prior to the Effective Date, no Claim or Interest shall be deemed Allowed unless and until such Claim or Interest is deemed Allowed under the Bankruptcy Code or by the Debtor or the Liquidating Trustee, or the Court enters a Final Order in the Chapter 11 Case allowing such Claim or Interest. Except as otherwise expressly provided in the Plan or in any order entered in the Chapter 11 Case prior to the Effective Date, after the Confirmation Date the Liquidating Trustee will have and retain any and all rights and defenses of the Debtor with respect to any Claim or Interest as of the date the Debtor filed its petition for relief under chapter 11 of the Bankruptcy Code. Notwithstanding any provision in the Plan to the contrary, the Plan does not in any way alter the rights, if any, of any holder of a Claim or the Liquidating Trustee, to pursue resolution of such Claims in any appropriate non-bankruptcy forum, to the extent and by such means as permitted by non-bankruptcy law.

Liquidating Trust Agreement

        15.  The Liquidating Trust Agreement shall be, and hereby is, confirmed and approved in each and every respect and made part of the Plan.

Retention of Jurisdiction

        16.  Notwithstanding the entry of this Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case, including, without limitation, jurisdiction over the Property, the Liquidating Trust, the Liquidating Trustee, the Liquidating Trust Assets, and the Continuing Creditors' Committee, and shall have jurisdiction over any matter arising under the Bankruptcy Code related to the Chapter 11 Case or the Plan, after the Confirmation Date and after the Effective Date, to the greatest extent permitted by applicable law, including, without limitation, jurisdiction:

    (a)
    Claims. To determine the allocability, classification, or priority of Claims against the Debtor upon objection by the Liquidating Trustee or any other party in interest;

    (b)
    Injunction, etc. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date with respect to any Entity;

    (c)
    Professional Fees. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before or after the Effective Date, as provided for in the Plan;

    (d)
    Certain Priority Claims. To determine any Priority Tax Claims, Non-Tax Priority Claims or any request for payment of Administrative Claims;

    (e)
    Dispute Resolution. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions thereunder, including, without limitation, any dispute concerning payment of Professional fees and expenses of the Liquidating Trustee and Continuing Creditors' Committee;

    (f)
    Leases and Executory Contracts. To determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

    (g)
    Actions. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted prior to the closing of the Chapter 11 Case, including the determination of all controversies and disputes arising under and in connection with the Rights of Action, the Liquidating Trust, or the Liquidating Trust Agreement, and including any remands;

    (h)
    General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

    (i)
    Plan Modification. To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

    (j)
    Aid Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

    (k)
    Implementation of Confirmation Order. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

    (l)
    Final Decree. To enter a Final Decree closing the Chapter 11 Case.

Dissolution of Official Creditors' Committee

        17.  On the Effective Date, the Committee shall be dissolved and its members, agents, advisors and representatives shall be released of all their duties, responsibilities and obligations, and released from any and all liabilities in connection with their acts in the Chapter 11 Case, and they shall be without and further duties, responsibilities and authority in connection with the Debtor, the Chapter 11 Case and the Plan and its implementation. The Committee and its members shall be indemnified (including reasonable attorneys' fees and costs) by the Liquidating Trustee for all acts performed in their capacity as the Committee and members thereof, respectively, except for such acts as shall constitute bad faith, willful misconduct, gross negligence or willful disregard of their respective duties.

Creation of Continuing Creditors' Committee

        18.  From and after the Effective Date, a Continuing Creditors' Committee shall be formed and constituted and shall consist of four members. In the event that, due to resignations or otherwise, the number of members of the Continuing Creditors' Committee is three, any of the remaining three members of the Continuing Creditors' Committee who wishes to resign from the Continuing Creditors' Committee shall be required to nominate a replacement member who is a holder of an Allowed Claim so that in no circumstances shall the membership of the Continuing Creditors' Committee fall below three prior to the entry of a Final Decree. The Continuing Creditors' Committee shall have the rights and responsibilities specified in Article IV, Section E of the Plan.

Payment of Statutory Fees

        19.  On or prior to the Effective Date, the Debtor shall pay all fees payable pursuant to 28 U.S.C. § 1930.

Notice of Entry of Confirmation Order

        20.  Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtor or the Liquidating Trustee, as applicable, shall be, and hereby are, directed to serve a notice of the entry of this Order on the United States Trustee and all holders of Claims or Interests to whom the notice of the Confirmation Hearing was mailed no later than 45 days after the Confirmation Date. The Debtor or the Liquidating Trustee, as applicable, shall be, and hereby are, directed to serve copies of the Confirmation Order on each party that has filed a notice of appearance in this Chapter 11 Case and on each party who filed an objection or response to, or statement or comment regarding the Plan, no later than 45 days after the Confirmation Date. No further notice of the entry of this Confirmation Order shall be required.

Professional Fees and Expenses

        21.  Any person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtor or in relation to this case pursuant to sections 327, 328, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date, shall file and serve on the United States Trustee, and such other entities who are designated by the Bankruptcy Rules or other order of the Bankruptcy Court, an application ("Application") for final allowance of such Fee Claim no later than 60 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the parties that were served with such application and the requesting party by the later of (a) 75 days after the Effective Date; (b) 30 days after the filing of the applicable request for payment of the Fee Claim; or (c) such later date as provided by order of the Bankruptcy Court. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and Orders of this Court, and shall set forth, among other things, in reasonable detail: (a) the name and address of the applicant; (b) the nature of the professional or other services rendered and expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Confirmation Date; (c) the amount of compensation and reimbursement of expenses requested; (d) whether any payments have been received on account and, if so, the amount or amounts thereof; and (e) the amounts of compensation and reimbursement of expenses previously allowed by the Court, if any. Fees incurred after the Confirmation Date shall be paid as set forth in Section 5.5 of the Liquidating Trust Agreement.

Miscellaneous

        22.  Post-Confirmation Immaterial Modification. The Debtor, the Committee, the Continuing Creditors' Committee, or the Liquidating Trustee may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Interests, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan.

        23.  Post-Confirmation Material Modification. The Plan may be altered or amended after the Confirmation Date by the Debtor, the Committee, the Continuing Creditors' Committee or Liquidating Trustee in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing as provided in section 1127 of the Bankruptcy Code and has the consent of the Continuing Creditors' Committee.

        24.  Bankruptcy Case Caption. On the Effective Date, the Debtor shall change the caption on all papers, documents or other materials with respect to this case to read as follows:

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
STAR CREDITORS' LIQUIDATING TRUST,	)	Case No. 01-00830 (MFW)
)
Debtor.	)

        25.  Inconsistencies Between Plan and Order. To the extent of any inconsistency between the provisions of the Plan and this Order, the terms and conditions contained in the Order shall govern.

        26.  Other. Notwithstanding any provision of the Plan, the Disclosure Statement, the Liquidating Trust Agreement, or this Confirmation Order, including, without limitation, any provision granting injunctive relief to or for the benefit of the Debtor, the Liquidating Trustee, the Property, or the Liquidating Trust Assets, PT-1 Telecommunications, PT-1 Long Distance, Inc. or PT-1 Technologies Inc. (collectively the "PT-1 Debtors") or the Official Committee of Unsecured Creditors of the PT-1 Debtors shall retain the right to commence or continue any action or other proceeding against the Debtor or the Liquidating Trustee to (i) enforce any rights or remedies under the "PT-1 Agreement" (as such term is defined in the Disclosure Statement) or the "Global Settlement Agreement" (as such term is defined in the Disclosure Statement), or (ii) obtain information or documents in the custody or control of the Debtor or the Liquidating Trustee in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and applicable case law. Notwithstanding the foregoing, the Debtor and/or the Liquidating Trustee may agree to voluntarily provide the PT-1 Debtors, upon reasonable request, with documentation and information in their care, custody and control which the Debtor would be obligated to provide to the PT-1 Debtors under the Bankruptcy Code, the Bankruptcy Rules and applicable case law. In the event that the Debtor and/or the Liquidating Trustee do not provide documentation and information reasonably requested by the PT-1 Debtors, then the PT-1 Debtors shall have the right to seek to obtain such documentation and information in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and applicable case law. To the extent that anything contained herein is inconsistent with the Global Settlement Agreement and/or the PT-1 Agreement, the Global Settlement Agreement and/or the PT-1 Agreement shall govern.

        27.  Other. Notwithstanding any provision of the Plan, the Disclosure Statement, the Liquidating Trust Agreement, or this Confirmation Order, in the event that: (a) the Debtor and/or the Liquidating Trustee or any other party objects to the proof of Claim of WorldPort Communications, Inc., a Delaware corporation ("WorldPort"), dated as of October 25, 2001 (the "WorldPort Claim") and

(b) the Bankruptcy Court expunges the WorldPort Claim without addressing WorldPort's rights, if any, to the amounts in escrow at issue, WorldPort reserves its right to commence an adversary proceeding to determine the ownership of the amounts in escrow that are the subject of the WorldPort Claim. In the event that the Debtor and/or the Liquidating Trustee otherwise assert that the funds in escrow at issue are property of the Debtor's estate or the Liquidating Trust, WorldPort reserves its right to defend itself against any adversary proceeding commenced by the Debtor and/or the Liquidating Trustee regarding the same or to defend itself against any action that the Debtor and/or the Liquidating Trustee may bring against WorldPort in connection with: (i) the Network Services Agreement dated February 19, 1999, (ii) the Addendum to Network Services Agreement dated February 19, 1999, (iii) a side letter dated February 19, 1999, (iv) the Escrow Agreement dated March 3, 1999, and (v) any other agreements related to the foregoing transactions.

        28.  Other. To the extent that such contracts are executory, the Court authorizes the Debtor to assume the contracts listed on Exhibit A attached hereto and incorporated herein and the Debtor hereby assumes such contracts.

        29.  Other. To the extent that the Liquidating Trustee shall seek to retain any Professional currently employed by the Debtor, the Liquidating Trustee may do so on the same terms and conditions as the Debtor's retention of such Professional without the need to file a retention application for such Professional with the Court.

        30.  Other. On July 31, 2002, the Debtor filed the Motion of Debtor to Extend Effective Date of Rejection of Certain Executory Contracts Beyond Confirmation Date (the "Rejection Date Extension Motion") (Docket No. 786), seeking to extend the effective date of the rejection of certain executory contracts (the "Transition Vendor Contracts"), to the extent that such contracts are in fact executory, beyond the Confirmation Date for a period of 45 (forty-five) days after the Effective Date, unless the Debtor provides 3 (three) days prior written notice to the non-Debtor parties to the Transition Vendor Contracts advising them that their Transition Vendor Contracts are to be deemed rejected at a later date. Notwithstanding Article VII, Section A.1 of the Plan, and to the extent that they are in fact executory contracts, the treatment of the Transition Vendor Contracts (i.e., the effective date of rejection of the Transition Vendor Contracts) shall be determined by the Court upon its ruling on the Rejection Date Extension Motion. Nothing contained in the Plan or this Confirmation Order shall affect in any way the rights and obligations of the PT-1 Debtors and the non-Debtor carriers providing telecommunications service to the PT-1 Debtors as set forth in that certain order dated April 12, 2001 and identified as "Order (1) Restraining Carriers Discontinuing Altering or Refusing Service and (2) Establishing Procedure For Determining Adequate Assurance" entered by the United States Bankruptcy Court for the Eastern District of New York in the chapter 11 cases of the PT-1 Debtors, case numbers 101-12655-260, 101-12658-260, 101-12660-260, regarding among other things, the obligation to continue providing such services to the PT-1 Debtors.

        31.  Integration of Provisions. The provisions of this Order are integrated with each other and are non-severable and mutually dependent.

        32.  Plan Modifications. Pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, any technical amendments or non-material modifications to the Plan shall be and are hereby approved.

        33.  Final Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

IT IS SO ORDERED

Dated as of: July 31, 2002	/s/ MARY F. WALRATH The Honorable Mary F. Walrath United States Bankruptcy Judge

QuickLinks

  Exhibit 2.2
ORDER CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
FINDINGS OF FACT AND CONCLUSIONS OF LAW Jurisdiction and Venue
Compliance with the Requirements of Section 1129 of the Bankruptcy Code
Treatment of Unimpaired Claims
Satisfaction of Conditions to Confirmation
Compliance with Section 1129 of the Bankruptcy Code
Settlements, Compromises, and Releases
ORDER CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
Confirmation of the Plan
Effective Date
Effects of Confirmation
Matters Relating to Implementation of the Plan
Prosecution of Objections to Claims
Liquidating Trust Agreement
Retention of Jurisdiction
Dissolution of Official Creditors' Committee
Creation of Continuing Creditors' Committee
Payment of Statutory Fees
Notice of Entry of Confirmation Order
Professional Fees and Expenses
Miscellaneous